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                                                                    EXHIBIT 10.1

[MCLEODUSA(R) LOGO]

April 13, 2002

G. Kenneth Burckhardt
5 Royal James Drive
Hilton Head Island, SC  29926

Dear Ken:

This letter is confirmation of our offer to you for the position of Executive Vice President & Chief Financial Officer, reporting to me, and a member of the Board of Directors of McLeodUSA, beginning on or before April 24, 2002. The annual salary for this exempt position is $325,000. You will be eligible for an annual performance bonus targeted at 50% of your base salary, or $162,500. In addition, you will receive a signing bonus of $2,000,000 to be paid within 30 days of your date of employment. If you terminate your employment with the company prior to one year of service, you will be required to repay the signing bonus in full.

You will be eligible to receive 2,500,000 McLeodUSA Incorporated stock options with a strike price at fair market value determined on the day of the approval of your grant by the Compensation Committee of the Board of Directors. The option grant vesting schedule is described below.

                     -    25% immediately upon grant
                     -    25% on first anniversary of the grant
                     -    25% on second anniversary of the grant
                     -    25% on third anniversary of the grant
                     - 100% vesting at change of control, death, or termination of employment as a result of permanent disability

You will be eligible for 6 weeks of paid vacation annually.

The company agrees to provide severance protection, such that if you are terminated from the company (other than for cause) or if your duties are materially reduced and, as a result, you elect to resign from the company, the company will pay you severance in the amount of 2 years of compensation and provide for continuation in the company's medical and dental plans at the company's expense. Compensation for this purpose will be calculated based on your then current base salary and most recently earned performance bonus. In consideration for such payment, you will agree to sign certain releases as are customary with such severance arrangements.

The company recognizes that you will not be relocating your permanent residence from Hilton Head Island, SC. to Iowa. For commuting purposes, the company will provide weekly transportation roundtrip from Hilton Head Island to Cedar Rapids, Iowa on a company-owned aircraft, whenever possible. Otherwise, you will be authorized to travel via coach class commercial aircraft at the company's expense. This transportation will be provided to you on a basis on which you suffer no tax disadvantage.

The company also recognizes that you will maintain a residence in Cedar Rapids, Iowa and therefore, we will pay for you to move personal belongings and a car from Hilton Head to Cedar Rapids. We will also reimburse you for 3 months of interim living and rental car expenses (or provide use of a company-owned vehicle) until your car arrives in Cedar Rapids.

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April 13, 2002
G. Kenneth Burckhardt
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McLeodUSA Incorporated complies with the Immigration Reform and Control Act, and accordingly, we ask that you provide appropriate verification for authorization to work in the United States, (e.g., U.S. passport, INS issued Alien
Registration Card, or driver's license and social security card).

Upon acceptance of this offer, please sign, date, and return the standard McLeodUSA Incorporated Employment and Confidentiality Agreement and this letter to Lisa Guge, Human Resources. Please return this paperwork as soon as possible to ensure you receive your scheduled paychecks.

We look forward to having you on the McLeodUSA team!

Sincerely,

/s/ Chris A. Davis
Chris A. Davis
Chief Operating and Financial Officer

Concurred and Accepted: /s/ G. Kenneth Burckhardt   Date: ___________________
                        --------------------------
                        G. Kenneth Burckhardt

cc:  Roger Cude, Vice President - Human Resources, McLeodUSA